UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       November 9, 2007

ASCENDIA BRANDS, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	033-25900 (Commission File Number)	75-2228820 (IRS Employer Identification Number)

100 American Metro Boulevard, Suite 108, Hamilton, New Jersey 08619

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code:       609-219-0930

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 140.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 12, 2007, Ascendia Brands, Inc. (the “Registrant”) entered into a Consulting and Financial Advisory Agreement (the “Agreement”), dated as of October 15, 2007, with Carl Marks Advisory Group LLC (“CMAG”), a financial advisory firm, and Carl Marks Securities LLC (“CMS”), a registered broker dealer, pursuant to which CMAG will provide financial, management and restructuring advisory services and the services of the Registrant’s interim Chief Financial Officer, Jack Wissman to the Registrant. The Agreement supersedes all prior agreements between the Registrant and CMAG. Pursuant to the Agreement, the Registrant will pay CMAG a monthly fee of $325,000 (which amount includes all fees payable pursuant to prior agreements between the Registrant and CMAG). In addition, CMAG is entitled to receive a success fee of varying percentages of transaction value in an aggregate amount not to exceed $3,500,000 for all such fees (a “Success Fee”) in the event that the Registrant completes one or more financings or debt restructurings or a sale, merger, joint venture or other combination or disposition of the Registrant (each a “Transaction”). The Agreement may be terminated by either party upon ten (10) days’ prior written notice to the other party; provided that, for a period of one year after any such termination, if the Registrant completes a Transaction, the Registrant will be required to pay CMAG the Success Fee.

The foregoing summary of the Agreement is qualified in its entirety by the full text thereof, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure

On November 9, 2007, the Registrant issued a press release announcing the Registrant's current assessment of its financial condition. A copy of the press release is furnished and attached hereto as Exhibit 99.1 and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in Exhibit 99.1 attached hereto is being furnished and is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) and is not otherwise subject to the liabilities of that section. Accordingly, the information in Exhibit 99.1 attached hereto will not be incorporated by reference into any filing made by the Registrant under the Securities Act of 1933 or the Exchange Act unless specifically identified therein as being incorporated therein by reference.

Item 8.01 Other Events

The Registrant has commenced negotiations with its lenders and is actively seeking additional capital in order to provide the liquidity necessary to fund future operations. In addition, the Registrant is examining ways to reduce costs and increase cash flows from operations. The Registrant anticipates that its current cash and cash equivalents, together with cash flow expected to be generated from operations and available credit facilities, if any, may not be sufficient to meet the Registrant’s operating requirements for the next 12-month period. Therefore, unless the Registrant is able to reduce its cash operating requirements, increase income from operations, modify the terms of its credit facilities and/or raise additional capital, it may become unable to continue to meet its obligations as they become due.

As reported in a Current Report on Form 8-K that was filed with the Securities and Exchange Commission on October 10, 2007, on October 8, 2007, the Registrant entered into an agreement with its senior lenders amending certain financial covenants in its first and second lien credit facilities applicable as of the end of the fiscal quarter ending August 25, 2007. Absent such amendment, an event of default would have occurred under the senior credit facilities. There can be no assurance that the Registrant will be able to negotiate amendments of the financial covenants applicable to future fiscal quarters and, absent such amendment, it is probable that an event of default will occur under the senior credit facilities. If such an event of default occurs, there can be no assurance that the senior lenders will waive any such default. Furthermore, the Registrant is required to make mandatory prepayments of the principal amount of its senior debt in the event and to the extent that at the end of any month the amount of first lien debt exceeds three times the Registrant’s adjusted pro forma trailing twelve month earnings before interest, taxes, depreciation and amortization (EBITDA). Although, to date, the Registrant has not been required to make any such mandatory prepayments, it is probable that, absent amendments to the senior credit facilities or a waiver from the senior lenders, such a prepayment obligation will arise in the near future. As of this date, there is no assurance that the senior lenders will waive any mandatory prepayment and it is not likely, for the foreseeable future, that the Registrant would have the resources to make such prepayment if it cannot raise additional capital. In the event of a default under its senior credit facilities, the Registrant would be unable to continue to draw on its revolving credit facility and would become unable to fund continuing operations.

There can be no assurance as to the outcome of the pending negotiations.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Number	Description of Exhibit
10.1	Consulting and Financial Advisory Agreement, dated as of October 15, 2007, among the Registrant, CMAG and CMS
99.1	Press Release dated November 9, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2007		ASCENDIA BRANDS, INC.
	By:	/s/ Steven R. Scheyer Steven R. Scheyer Chief Executive Officer